For Immediate Release	Contact:
August 5, 2010	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2010 Results

West Des Moines, Iowa, August 5, 2010 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2010	2009
Net income attributable to FBL	$22,323	$24,418
Operating income	24,451	25,805
Earnings per common share (assuming dilution):
Net income	0.73	0.81
Operating income	0.80	0.86

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the second quarter of 2010 of $22.3 million, or $0.73 per diluted common share, compared to net income attributable to FBL of $24.4 million, or $0.81 per diluted common share, for the second quarter of 2009.

Operating Income(1). Operating income totaled $24.5 million for the second quarter of 2010, compared to $25.8 million for the second quarter of 2009. Operating income per common share totaled $0.80 in the second quarter of 2010, compared to $0.86 in the second quarter of 2009. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"We are pleased with FBL Financial Group's strong performance in the second quarter of 2010, with net income of $0.73 per share and operating income of $0.80 per share," said James E. Hohmann, chief executive officer of FBL Financial Group, Inc. "These results demonstrate strong earnings at both Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. We are especially pleased to report that our investment portfolio has returned to a net unrealized gain position. We continue to build upon our already strong capital levels, and remain attentive to our priorities of a strong balance sheet and growth in both business and profits."

Capital and Liquidity.
•
The company action level risk based capital ratios of FBL Financial Group's life insurance subsidiaries increased during the second quarter. The June 30, 2010 company action level risk based capital ratio was approximately 448 percent for Farm Bureau Life Insurance Company, an increase from 442 percent at March 31, 2010, and approximately 432 percent for EquiTrust Life Insurance Company, an increase from 396 percent at March 31, 2010.
•
FBL Financial Group does not have any principal payments of debt due until fourth quarter 2011, when $100 million of senior notes is due to affiliates.
•
FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency backed securities that could be readily converted to cash. These totaled $1.4 billion as of June 30, 2010.

Product Revenues. Premiums and product charges for the second quarter of 2010 totaled $73.2 million compared to $93.9 million in the second quarter of 2009. Traditional life insurance premiums increased four percent and interest sensitive and index product charges decreased 43 percent, primarily due to a reduction in surrender charges on annuity products.

Premiums collected(2) in the second quarter of 2010 totaled $256.2 million compared to $351.2 million in the second quarter of 2009. The Farm Bureau Life distribution channel had second quarter 2010 premiums collected of $162.3 million compared to second quarter 2009 premiums collected of $146.1 million. This reflects a 12 percent increase in traditional annuity sales, a seven percent increase in traditional and universal life insurance sales and a 19 percent increase in variable sales. The EquiTrust Life independent channel had $87.6 million of premiums collected in the second quarter of 2010, a decrease from $199.3 million in the second quarter of 2009, reflecting a variety of changes made in 2009 in order to preserve capital and increase profitability.

Investment Income. Net investment income in the second quarter of 2010 totaled $179.9 million compared to $182.8 million in the second quarter of 2009. The decrease is primarily due to a decline in average invested assets and a decrease in the average yield on those assets. The annualized yield earned on average invested assets, with securities at cost, was 6.02 percent for the six months ended June 30, 2010, compared to 6.12 percent for the six months ended June 30, 2009. At June 30, 2010, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Derivative Loss. FBL Financial Group reported a derivative loss of $54.3 million in the second quarter of 2010 compared to derivative income of $17.0 million in the second quarter of 2009. Derivative income (loss) includes the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group's index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are generally offset by index credits and a corresponding change in the value of index product embedded derivatives.

Realized Gains/Losses on Investments. In the second quarter of 2010, FBL Financial Group recognized net realized losses on investments of $4.9 million compared to net realized gains on investments of $6.1 million in the second quarter of 2009. The net realized losses on investments of $4.9 million are attributable to gains on sales of $2.2 million and impairments due to credit losses of $7.1 million.

Benefits and Expenses. Benefits and expenses totaled $166.3 million in the second quarter of 2010, a decrease from $268.2 million in the second quarter of 2009, primarily reflecting the change in the value of index product embedded derivatives. In addition, refinements made to certain reserve estimates increased net income by $3.0 million ($0.10 per share). Underwriting, acquisition and insurance expenses reflect a decrease in the amortization of deferred policy acquisition costs, primarily due to the reduction in surrender charge income on annuity products.

Book Value Increase. As of June 30, 2010, the book value per share of FBL Financial Group common stock totaled $34.76, an increase of 22 percent from $28.49 at December 31, 2009. This reflects positive earnings results as well as continued improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income (loss)(3), increased to $33.33 at June 30, 2010, from $32.38 at December 31, 2009.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 6, 2010, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Interest sensitive and index product charges	$30,435	$52,991	$60,438	$94,131
Traditional life insurance premiums	42,791	40,954	82,036	78,908
Net investment income	179,908	182,772	357,997	366,841
Derivative income (loss)	(54,285)	17,000	(31,949)	(7,601)
Net realized capital gains on sales of investments	2,187	33,528	6,916	35,479

Total other-than-temporary impairment losses	(31,356)	(48,724)	(58,510)	(79,851)
Non-credit portion in other comprehensive income/loss	24,262	21,317	43,394	30,823
Net impairment loss recognized in earnings	(7,094)	(27,407)	(15,116)	(49,028)

Other income	3,931	4,661	6,950	9,247
Total revenues	197,873	304,499	467,272	527,977

Benefits and expenses:
Interest sensitive and index product benefits	128,454	109,402	250,638	223,838
Change in value of index product embedded derivatives	(58,602)	51,350	(32,546)	42,681
Traditional life insurance benefits	22,186	24,453	49,754	46,557
Increase in traditional life future policy benefits	9,025	10,110	18,766	19,828
Distributions to participating policyholders	4,387	5,057	9,060	9,978
Underwriting, acquisition and insurance expenses	49,663	56,203	93,601	128,166
Interest expense	6,117	6,116	12,235	13,048
Other expenses	5,055	5,550	9,309	10,480
Total benefits and expenses	166,285	268,241	410,817	494,576
	31,588	36,258	56,455	33,401
Income taxes	(10,511)	(11,982)	(18,466)	(10,726)
Equity income, net of related income taxes	1,207	88	2,302	161
Net income	22,284	24,364	40,291	22,836
Net loss attributable to noncontrolling interest	39	54	53	92
Net income attributable to FBL Financial Group, Inc.	$22,323	$24,418	$40,344	$22,928

Earnings per common share - assuming dilution	$0.73	$0.81	$1.32	$0.76

Weighted average common shares	30,387,039	30,007,178	30,333,357	29,982,470
Effect of dilutive securities	300,391	18,281	276,450	72,150
Weighted average common shares - diluted	30,687,430	30,025,459	30,609,807	30,054,620

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$22,323	$24,418	$40,344	$22,928
Adjustments:
Net realized gains/losses on investments (a)	2,052	62	3,371	11,102
Change in net unrealized gains/losses on derivatives (a)	76	1,325	1,034	(357)
Operating income	$24,451	$25,805	$44,749	$33,673

Operating income per common share - assuming dilution	$0.80	$0.86	$1.46	$1.12

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income (Loss) - Unaudited

	June 30, 2010	December 31, 2009
Book value per share	$34.76	$28.49
Less: Per share impact of accumulated other comprehensive income (loss)	1.43	(3.89)
Book value per share, excluding accumulated other comprehensive income (loss)	$33.33	$32.38

Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled income of $44.1 million at June 30, 2010 and a loss of $118.7 million at December 31, 2009. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2010	December 31, 2009
Assets
Investments	$12,595,137	$11,653,037
Cash and cash equivalents	23,531	11,690
Deferred policy acquisition costs	832,288	1,101,233
Deferred sales inducements	265,241	359,771
Other assets	419,881	431,537
Assets held in separate accounts	658,820	702,073
Total assets	$14,794,898	$14,259,341

Liabilities and stockholders' equity
Liabilities
Policy liabilities and accruals	$11,773,134	$11,518,024
Other policyholders' funds	690,518	681,317
Debt	371,126	371,084
Other liabilities	226,741	115,566
Liabilities related to separate accounts	658,820	702,073
Total liabilities	13,720,339	13,388,064

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	113,813	109,877
Class B common stock	7,522	7,522
Accumulated other comprehensive income (loss)	44,144	(118,730)
Retained earnings	905,983	869,487
Total FBL Financial Group, Inc. stockholders' equity	1,074,462	871,156
Noncontrolling interest	97	121
Total stockholders' equity	1,074,559	871,277
Total liabilities and stockholders' equity	$14,794,898	$14,259,341

Common shares outstanding	30,822,113	30,475,979